Exhibit 5.1

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

May 8, 2024

Palisade Bio, Inc.

7750 El Camino Real, Suite 2A

Carlsbad, CA 92009

Ladies and Gentlemen:

We have acted as counsel to Palisade Bio, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, including a related prospectus (the “Prospectus”), covering the registration for resale of 1,575,019 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) 85,100 shares of outstanding Common Stock (“Shares”), (ii) 530,142 shares of Common Stock issuable upon the exercise of outstanding prefunded warrants (“Prefunded Warrants”), (iii) 922,863 shares of Common Stock issuable upon the exercise of outstanding common stock warrants (“Common Warrants”), and (iv) 36,914 shares of Common Stock issuable upon exercise of outstanding placement agent warrants (“Placement Agent Warrants”) held by the selling stockholders identified in the Prospectus (collectively, such shares of Common Stock underlying Prefunded Warrants, Common Warrants, and Placement Agent Warrants, the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (iii) the Prefunded Warrants, Common Warrants, and Placement Agent Warrants, and (iv) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, fully paid, and non-assessable. Additionally, we are of the opinion that the Warrant Shares underlying the Prefunded Warrants, Common Warrants, and Placement Agent Warrants, as applicable, when issued and sold against payment therefor in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Silvestre Law Group, P.C.

By:	/s/ Raul Silvestre
Raul Silvestre